Exhibit 10.1

DOCUSIGN, INC.
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY
(Amended & Restated as of May 28, 2021)

Each member of the Board of Directors (the “Board”) of DocuSign, Inc. (the “Company”) who is a non-employee director of the Company (each such member, a “Non-Employee Director”) will receive the compensation described in this Amended and Restated Non-Employee Director Compensation Policy (the “Director Compensation Policy”) for his or her Board service.

The Director Compensation Policy may be amended or terminated at any time in the sole discretion of the Board.

A Non-Employee Director may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash is to be paid or equity awards are to be granted, as the case may be.1

Annual Cash Compensation

Each Non-Employee Director will receive the cash compensation set forth below for service on the Board. The annual cash compensation amounts will be payable in equal quarterly installments, in arrears following the end of each fiscal quarter in which the service occurred, pro-rated for any partial months of service. All annual cash fees are vested upon payment.

1.Annual Board Service Retainer:
a.All Eligible Directors: $40,000
b.Chairman or Lead Independent Director: $90,000 (in lieu of above)

2.Annual Committee Member Service Retainer:
a.Member of the Audit Committee: $12,500
b.Member of the Compensation Committee: $9,000
c.Member of the Nominating and Corporate Governance Committee: $5,000

3.Annual Committee Chair Service Retainer (in lieu of Committee Member Service Retainer):
a.Chairman of the Audit Committee: $25,000
b.Chairman of the Compensation Committee: $18,000
c.Chairman of the Nominating and Corporate Governance Committee: $10,000

Equity Compensation

Equity awards will be granted under the Company’s 2018 Equity Incentive Plan or any successor equity incentive plan (the “Plan”). All stock options granted under this policy will be Nonstatutory Stock Options (as defined in the Plan), with a term of ten years from the date of grant and an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the underlying common stock of the Company on the date of grant.

1 This is included to allow a director who works for a fund to forfeit payments and avoid being deemed to have “constructively received” the payment for tax purposes (and be required to recognize the value as income for tax purposes) in a scenario where the director is obligated under a contractual obligation with the fund to disgorge such payments to the fund.

1.Automatic Equity Grants:

a.Initial Grant for New Directors. Without any further action of the Board, each person who is elected or appointed for the first time to be a Non-Employee Director will automatically, upon the date of his or her initial election or appointment to be a Non-Employee Director, be granted a Restricted Stock Unit for a number of shares of common stock having a value of $450,000 (the “Initial Grant”). Each Initial Grant will vest in a series of 12 equal quarterly installments over the 3-year period measured from the date of grant.

b.Annual Grant. Without any further action of the Board, commencing in fiscal 2022 and each fiscal year thereafter at the close of business on the date of each annual meeting of the Company’s stockholders (each, an “Annual Meeting”), each person who is then a Non-Employee Director will automatically be granted a Restricted Stock Unit to purchase a number of shares of common stock having a value of $225,000 (the “Annual Grant”). Notwithstanding the foregoing, a director who is elected or appointed for the first time less than nine (9) months prior to the date such grants are made to executive officers or the date of such Annual Meeting shall not be eligible to receive such Annual Grant. Each Annual Grant (including, for the avoidance of doubt, the Annual Grants awarded in fiscal 2022) will vest in a series of four successive equal quarterly installments over the one-year period measured from the date of grant; provided that the fourth quarterly installment shall vest in full on the earlier of (i) the date of the Annual Meeting following the date of grant and (ii) the date that is one year following the date of grant of the Annual Grant, in each case, so long as the Non-Employee Director remains in Continuous Service (as defined below) through such date. If a Non-Employee Director’s Continuous Service ends on the date of vesting, then the vesting shall be deemed to have occurred.

2.Vesting; Change of Control. All vesting is subject to the Non-Employee Director’s “Continuous Service” (as defined in the Plan) on each applicable vesting date. Notwithstanding the foregoing vesting schedules, for each Non-Employee Director who remains in Continuous Service with the Company until immediately prior to the closing of a “Change of Control” (as defined in the Plan), the shares subject to his or her then-outstanding equity awards that were granted pursuant to this policy will become fully vested immediately prior to the closing of such Change of Control.

3.Calculation Value of a Restricted Stock Unit Award. The value of a restricted stock unit award to be granted under this policy will be determined based on the Fair Market Value per share on the grant date (as defined in the Plan).

4.Remaining Terms. The remaining terms and conditions of each Restricted Stock Unit, including transferability, will be as set forth in the Company’s standard Restricted Stock Agreement, in the form adopted from time to time by the Board or Compensation Committee.

Expenses

The Company will reimburse Non-Employee Director for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and committee meetings; provided, that the Non-Employee Director timely submit to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.